Exhibit 5.1

Nicholas J. Yocca	The Yocca Law Firm LLP Lawyers 19900 MacArthur Boulevard Suite 650 Irvine, California 92612	TELEPHONE (949) 253-0800 FACSIMILE (949) 253-0870

January 30, 2009

Force Fuels, Inc.
22525 Pacific Coast Hwy
Suite 101
Malibu, CA 92614

Re:
Registration Statement on Form S-1: Registration No. ________ (the "Registration Statement"); of Force Fuels, Inc., a Nevada corporation (the “Company”),.related to 1,249,740 shares of the Company's Common Stock, par value $0.001 per share

Ladies and Gentlemen:

At your request, we have examined the Registration Statement being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register an aggregate of 1,249,740 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), including 1,039,740 shares held by certain stockholders of the Company (the "Shares for Resale") and 210,000 authorized and previously unissued shares of Common Stock (the "Original Issue Shares").  Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

In our capacity as your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings we contemplate shall be taken by you in connection with the authorization, issuance and sale of the Common Stock.

In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures.  We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon the foregoing and assuming the compliance with applicable state securities laws and the additional proceedings to be taken by the Company as contemplated by us as referred to above, we are of the opinion that the Shares for Resale are, and the Original Issue Shares will be when sold, delivered and paid for as contemplated by the Registration Statement, validly issued, fully paid and nonassessable.

The Yocca Law Firm LLP	- 2 -	January 30, 2009

Force Fuels, Inc.
Re:  Registration Statement on Form S-1

Our opinions herein are limited to the effect on the subject transaction of United States Federal law and the General Corporation Law of the State of Nevada, including relevant provisions of the Nevada Constitution and Nevada judicial decisions.  We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We are members of the State Bar of California and do not provide any opinion except with respect to the laws specifically referenced above.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement.

Very truly yours,

/s/ THE YOCCA LAW FIRM LLP

The Yocca Law Firm LLP